Exhibit 99.1

Purple Innovation, Inc. Announces Pricing of Upsized Public Offering of Class A Common Stock

Lehi, Utah, February 8, 2023 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple” or the “Company”), a comfort innovation company known for creating the “World’s First No Pressure® Mattress,” today announced the pricing of an underwritten public offering by the Company of 13,400,000 shares of its Class A common stock, at a public offering price of $4.50 per share, before underwriting discounts and commissions. The underwriters have a 30-day option period to purchase up to 2,010,000 additional shares of Class A common stock from the Company at the public offering price, less underwriting discounts and commissions. The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by the Company, are expected to be $60.3 million, excluding any exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on February 13, 2023, subject to customary closing conditions.

The Company intends to use net proceeds from the offering to discharge outstanding indebtedness under the Company’s Credit Agreement, dated as of September 3, 2020 and amended as of February 28, 2022 and March 23, 2022, with the lenders party thereto and KeyBank National Association, as administrative agent, which provides for a $45.0 million term loan and a $55.0 million revolving line of credit. There is currently approximately $24.7 million outstanding under the term loan and no amounts outstanding under the revolving line of credit. The term loan matures on September 3, 2025 and has a current annual interest rate of 8.98%. The Company intends to use the net proceeds from this offering, after discharging indebtedness under the Credit Agreement, for working capital and general corporate purposes, which may include working capital, capital expenditures, other corporate expenses and acquisitions of complementary products, technologies or businesses. The Company does not currently have binding agreements or commitments to complete any such transactions or, except as described above, to make any such principal repayments from the proceeds of this offering.

BMO Capital Markets and KeyBanc Capital Markets are acting as joint lead book-running managers for the offering. Truist Securities and Raymond James are acting as book-running managers. Craig-Hallum, Roth Capital Partners and Wedbush Securities are acting as co-managers.

The offering is being made pursuant to an effective shelf registration statement (File No. 333-269005) that was previously filed with the Securities and Exchange Commission (the “SEC”) on December 27, 2022 and amended on January 27, 2023. This offering is being made only by means of a prospectus. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained on the SEC’s website, www.sec.gov, or from BMO Capital Markets, Attention: Equity Syndicate Department, 151 W 42nd Street, 32nd Floor, New York, New York 10036, by telephone at (800) 414-3627 or by email at bmoprospectus@bmo.com; or KeyBanc Capital Markets Inc., Attention: Equity Syndicate, 127 Public Square, 7th Floor, Cleveland, Ohio 44114, by telephone at (800) 859-1783.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms.

Forward-Looking Statements

Certain statements made in this release that are not historical facts are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements about the completion and timing of closing of the offering and the proposed use of proceeds from the offering. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include the risk factors outlined in the “Risk Factors” section of the prospectus supplement related to this offering and accompanying base prospectus, and our Annual Report on Form 10-K filed with the SEC on March 1, 2022, as amended by our Annual Report on Form 10-K/A Amendment No. 1 filed with the SEC on March 16, 2022 and in the Company’s other filings with the SEC. Many of these risks and uncertainties have been, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200